Exhibit 99.14

ISSN 1718-8377

Volume 8, number 9	May 16, 2014

AS AT JANUARY 31, 2014

Highlights for January 2014

❑	Budgetary revenue in January amounts to $5.5 billion, down $236 million compared to last year. Own-source revenue amounts to $4.1 billion while federal transfers stand at $1.4 billion.
❑	Program spending amounts to $5.2 billion, up $124 million compared to last year.
❑	Debt service stands at $692 million, up $46 million compared to last year.
❑	A deficit of $160 million on consolidated budgetary transactions was posted for January 2014, compared with a surplus of $200 million for January 2013.
❑	Taking the $142 million deposited in the Generations Fund into account, the monthly budgetary balance within the meaning of the Balanced Budget Act shows a deficit of $302 million for January 2014.

On the basis of the cumulative results as at January 31, 2014, the budget deficit, within the meaning of the Balanced Budget Act, amounts to $2.3 billion.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(millions of dollars)	(Unaudited data)

	January		April to January				Situation as at February 20, 2014
								Forecast
								Growth
	2013	2014	2012-2013		2013-2014	Variation	2013-2014%
BUDGETARY REVENUE
Own-source revenue	4 244	4 073	42 898	[1]	43 494	1.4	53 148	2.5
Federal transfers	1 495	1 430	12 680		13 830	9.1	16 669	6.1
Total	5 739	5 503	55 578		57 324	3.1	69 817	3.3
BUDGETARY EXPENDITURE
Program spending	- 5 066	- 5 190	- 51 168		- 53 241	4.1	- 63 825	2.5
Debt service	- 646	- 692	- 6 459		- 7 024	8.7	- 8 510	9.6
Total	- 5 712	- 5 882	- 57 627		- 60 265	4.6	- 72 335	3.3
CONSOLIDATED ENTITIES[2]
Non-budget-funded bodies and special funds	144	98	873		823	—	220	—
Health and social services and education networks	- 25	- 21	- 185		- 207	—	- 77	—
Generations Fund	125	142	754		895	—	1 072	—
Total	244	219	1 442		1 511	—	1 215	—
Exceptional loss-closing of the Gentilly-2 generating station	- 71	—	- 1 876		—	—	—	—
Contingency reserve	—	—	—		—	—	- 125	—
SURPLUS (DEFICIT)	200	- 160	- 2 483		- 1 430	—	- 1 428	—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	- 125	- 142	- 754		- 895	—	- 1 072	—
Exceptional loss-closing of the Gentilly-2 generating station [3]	71	—	1 876		—	—	—	—
BUDGETARY BALANCE WITHIN THE MEANING OF THE BALANCED BUDGET ACT	146	- 302	- 1 361		- 2 325	—	- 2 500	—

(1)	Excluding the exceptional loss $1 876 M resulting from the closure of the Gentilly-2 nuclear power plant in 2012-2013.
(2)	The details of these transactions by type of entity are shown on page 5 of this report.
(3)

Since this is a one-time event independent of the management of the government’s day-to-day operations, the Balanced Budget Act was amended on June 14, 2013 to exclude from the budgetary balance the exceptional loss resulting from the closure of the Gentilly-2 nuclear power plant.

CUMULATIVE RESULTS AS AT JANUARY 31, 2014

Budgetary balance

❑            For the period from April 2013 to January 2014, the budgetary balance, within the meaning of the Balanced Budget Act, shows a deficit of $2.3 billion.

Budgetary revenue

❑            From April 1, 2013 to January 31, 2014, budgetary revenue amounts to $57.3 billion, $1.7 billion more than as at January 31, 2013.

—           Own-source revenue stands at $43.5 billion, $596 million more than last year.

—           Federal transfers amount to $13.8 billion, up $1 150 million compared to January 31, 2013. They take into account $864 million stemming from the payment by the federal government of $1 467 million1 corresponding to the second portion of the financial compensation arising from the harmonization of the Québec sales tax (QST) with the federal goods and services tax (GST).

Budgetary expenditure

❑            Since the beginning of the fiscal year, budgetary expenditure amounts to $60.3 billion, an increase of $2.6 billion, or 4.6%, compared to last year.

For the first ten months of the fiscal year, program spending rose by $2 073 million, or 4.1%, and stands at $53.2 billion.

The most significant changes are in the Health and Social Services ($1 023 million) and the Education and Culture ($675 million) missions.

Debt service amounts to $7.0 billion, up $565 million or 8.7 % compared to last year.

1              Accounting for revenues from the federal compensation for the harmonization of sales taxes is in accordance with public sector accounting standards and takes into account the conditions laid down in the agreement. These conditions include the implementation of the harmonisation of the QST with the GST on January 1, 2013, as well as the implementation of a mechanism for payment and rebate of taxes by governments and some of their mandataries as of April 1, 2013. In addition, revenues must be recognized at the rate the expenditures funded by such compensation are recognized. Thus, as indicated at page C.24 by 2012-2013 Budget Plan, the first payment of $733 M was recorded in the last three months of 2012-2013, at the same pace as debt service expenditures. The second installment, an amount of $1 467 M, is distributed throughout 2013-2014, i.e. at the same pace as the corresponding expenditures of debt service and the Fund to finance Health and Social Services Institutions (FINESSS), at the rate of $122 M per month.

Consolidated entities

❑            As at January 31, 2014, the results of consolidated entities show a surplus of $1 511 million. These results include:

—           a surplus of $823 million for non-budget-funded bodies and special funds;

—           revenue dedicated to the Generations Fund of $895 million;

—           a $207 million deficit for the health and social services and the education networks.

Net financial requirements

❑            As at January 31, 2014, consolidated net financial requirements stand at $4.8 billion, a decrease of $929 million compared to last year. Financial requirements reflect the current budget deficit as well as the variation, from one year to the next, in receipts and disbursements made in the course of the government’s operations

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(millions of dollars)	(Unaudited data)

	January			April to January
	2013	2014	Change	2012-2013		2013-2014	Change
BUDGETARY REVENUE
Own-source revenue	4 244	4 073	- 171	42 898	[1]	43 494	596
Federal transfers	1 495	1 430	- 65	12 680		13 830	1 150
Total	5 739	5 503	- 236	55 578		57 324	1 746
BUDGETARY EXPENDITURE
Program spending	- 5 066	- 5 190	- 124	- 51 168		- 53 241	- 2 073
Debt service	- 646	- 692	- 46	- 6 459		- 7 024	- 565
Total	- 5 712	- 5 882	- 170	- 57 627		- 60 265	- 2 638
CONSOLIDATED ENTITIES[2]
Non-budget-funded bodies and special funds	144	98	- 46	873		823	- 50
Health and social services and education networks	- 25	- 21	4	- 185		- 207	- 22
Generations Fund	125	142	17	754		895	141
Total	244	219	- 25	1 442		1 511	69
Exceptional loss-closing of Gentilly-2 generating station	- 71	—	71	- 1 876		—	1 876
SURPLUS (DEFICIT)	200	- 160	- 360	- 2 483		- 1 430	1 053
Consolidated non-budgetary requirements	1 717	2 987	1 270	- 3 246		- 3 370	- 124
CONSOLIDATED NET FINANCIAL REQUIREMENTS	1 917	2 827	910	- 5 729		- 4 800	929

(1)	Excluding the exceptional loss of $1 876 M resulting from the closure of the Gentilly-2 nuclear power plant in 2012-2013.
(2)	The details of these transactions by type of entity are shown on page 5 of this report.

GENERAL FUND REVENUE
(millions of dollars)	(Unaudited data)

	January			April to January
			Change					Change
Revenue by source	2013	2014	%	2012-2013		2013-2014%
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	1 478	1 559	5.5	15 813		16 326		3.2
Contributions to Health Services Fund	620	581	- 6.3	5 499		5 674		3.2
Corporate taxes	342	119	- 65.2	2 821		2 083		- 26.2
Consumption taxes	932	855	- 8.3	13 231		13 924		5.2
Others sources	111	128	15.3	1 542		1 360		- 11.8
Total own-source revenue excluding government enterprises	3 483	3 242	- 6.9	38 906		39 367		1.2
Revenue from government enterprises	761	831	9.2	3 992	[1]	4 127		3.4
Total own-source revenue	4 244	4 073	- 4.0	42 898		43 494		1.4
Federal transfers
Equalization	616	653	6.0	6 159		6 528		6.0
Protection payment	30	—	—	302		—		—
Health transfers	394	454	15.2	3 976		4 375		10.0
Transfers for post-secondary education and other social programs	121	129	6.6	1 236		1 277		3.3
Other programs	90	108	20.0	763		786		3.0
Subtotal	1 251	1 344	7.4	12 436		12 966		4.3
Harmonization of the QST with the GST – Compensation	244	86	-64,8	244		864	[2]	254,1
Total federal transfers	1 495	1 430	- 4.3	12 680		13 830		9,1
BUDGETARY REVENUE	5 739	5 503	- 4.1	55 578		57 324		3,1

(1)	Excluding the exceptional loss of $1 876 M resulting from the closure of the Gentilly-2 nuclear power plant in 2012-2013.
(2)

In addition to this amount, $358 M is allocated to the Fund to Finance Health and Social Services Institutions (FINESSS), which is part of the results of consolidated entities, thus bringing the total compensation for the period from April 2013 to January 2014 to $1 222 M. The federal compensation revenues were recognized in two instalments. The first instalment of $733 M was recognized over the last three months of 2012-2013, while the second instalment of $1 467 M was distributed throughout 2013-2014.

GENERAL FUND EXPENDITURE
(millions of dollars)	(Unaudited data)

	January			April to January
			Change			Change
Expenditures by mission	2013	2014	%	2012-2013	2013-2014%
Program spending
Health and Social Services	2 364	2 456	3.9	24 656	25 679	4.1
Education and Culture	1 456	1 527	4.9	13 860	14 535	4.9
Economy and Environment	416	345	- 17.1	4 241	4 467	5.3
Support for Individuals and Families	501	519	3.6	5 166	5 254	1.7
Administration and Justice	329	343	4.3	3 245	3 306	1.9
Total program spending	5 066	5 190	2.4	51 168	53 241	4.1
Debt service	646	692	7.1	6 459	7 024	8.7
BUDGETARY EXPENDITURE	5 712	5 882	3.0	57 627	60 265	4.6

DETAILED INFORMATION ON THE TRANSACTIONS OF CONSOLIDATED ENTITIES
(millions of dollars)	(Unaudited data)

	Janvier 2014
				Transfers
			Specified	(expenditures)	Non-budget-	Health and
	Special	Generations	purpose	related to the	funded	education		Consolidation
	funds	Fund	accounts	tax system	bodies	networks[1]	Total	adjustments[2]	Total
REVENUE	927	142	39	766	1 808	—	3 682	- 1 787	1 895
EXPENDITURE
Expenditure	- 646	—	- 39	- 766	- 1 724	- 21	- 3 196	1 690	- 1 506
Debt service	- 179	—	—	—	- 88	—	- 267	97	- 170
TOTAL	- 825	—	- 39	- 766	- 1 812	- 21	- 3 463	1 787	- 1 676
RESULTS	102	142	—	—	- 4	- 21	219	—	219

	April to January 2014
				Transfers
			Specified	(expenditures)	Non-budget-	Health and
	Special	Generations	purpose	related to the	funded	education		Consolidation
	funds	Fund	accounts	tax system	bodies	networks[1]	Total	adjustments[2]	Total
REVENUE	8 904	895	557	5 058	18 923	—	34 337	- 18 478	15 859
EXPENDITURE
Expenditure	- 6 705	—	- 557	- 5 058	- 17 730	- 207	- 30 257	17 568	- 12 689
Debt service	- 1 634	—	—	—	- 935	—	- 2 569	910	- 1 659
TOTAL	- 8 339	—	- 557	- 5 058	- 18 665	- 207	- 32 826	18 478	- 14 348
RESULTS	565	895	—	—	258	- 207	1 511	—	1 511

(1)	The results of the networks are presented according to the modified equity accounting method.
(2)	Consolidation adjustments include the elimination of program spending of the general fund.

For more information, contact the Direction des communications of the Ministère des Finances at 418 528-5698.

The report is available on the Ministère des Finances website: www.finances.gouv.qc.ca